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EXHIBIT 11

FRANKLIN FINANCE CORPORATION
COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share are computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

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
                                                            Six Months Ended          Three Months Ended
                                                             June 30, 1998               June 30, 1998
                                                            --------------------------------------------
INCOME
Net income                                                  $      1,407,336          $          661,719
Less: preferred stock dividend requirements                          900,997                     450,225
                                                            --------------------------------------------
Net income applicable to common stock                                506,339                     211,494

SHARES
Weighted average number of common shares outstanding                  22,077                      22,077

NET INCOME PER SHARE                                        $          22.94          $             9.58
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